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                                                                   EXHIBIT 4


                                    HBO & COMPANY
                     1998 EMPLOYEE DISCOUNT STOCK PURCHASE PLAN

1.   PURPOSE

          The HBO & Company 1998 Employee Discount Stock Purchase Plan (the "Plan") is intended to encourage the employees of HBO & Company (the "Company") and certain of its subsidiaries to acquire a proprietary interest, or to increase their existing proprietary interest, in the Company. The Board of Directors of the Company (the "Board") believes that employee ownership of the Company's stock will serve as an incentive, encouraging employees to continue their employment and to perform diligently their duties as employees. The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2.   STOCK RESERVED FOR THE PLAN

          The Company will reserve 1,500,000 shares of the Company's common stock, $.05 par value per share ("Stock"), for purchase by employees under the Plan. The number of shares of Stock reserved for the Plan may be adjusted as provided in Section 16. The shares of Stock reserved for the Plan may be shares now or hereafter authorized but unissued, shares that have been reacquired by the Company, or shares of treasury stock.

3.   ADMINISTRATION

          The Plan will be administered by a committee (the "Committee") that will consist of those persons designated by the Board. The members of the Committee may, but need not, be members of the Board. The Board from time to time may remove members from, or add members to, the Committee. Vacancies on the Committee will be filled by the Board. Subject to the express provisions of the Plan, the Committee will have authority to interpret the Plan, to prescribe rules and regulations for administering the Plan, and to make all other determinations necessary or advisable in administering the Plan. The determinations of the Committee will be final and binding upon all persons, unless otherwise determined by the Board. A majority of the members of the Committee will constitute a quorum, and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent signed by all members of the Committee.

4.   ELIGIBILITY

          (a) Eligible Employees. Except for those persons specifically excluded under subsection (b) hereof, (i) all employees of the Company, and
(ii) all employees of any subsidiary corporations of the Company (as defined in Code Section 424(f) and referred to herein as


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"Subsidiaries") that are designated by the Board as participating
Subsidiaries, will be eligible to participate in the Plan. Such employees are referred to herein as "Employees."

          (b) Excluded Employees. The following Employees will not be eligible to participate in the Plan:

               (i) any Employee whose customary employment is 20 hours or less per week or for not more than 5 months in any calendar year; and

               (ii) any Employee who, immediately after a right to purchase Stock is granted hereunder, would own shares of Stock, or of the stock of a Subsidiary, possessing 5 percent or more of the total combined voting power or value of all classes of such stock. In determining whether an Employee owns 5 percent of such shares, (A) the attribution of ownership rules of Code Section 424(d) will apply, and (B) an Employee will be deemed to own the shares of stock underlying any outstanding option which he has been granted (whether under the Plan or any other plan or arrangement).

5.   OFFERING DATES

          The Plan will be implemented by a continuous series of offerings beginning on March 1st of each calendar year (the "Offering Date") and terminating on the last day of the following February (the "Termination Date"). The period for which each such offering is effective is referred to herein as a "Purchase Period." The first Purchase Period will commence on March 1, 1998 and will terminate on February 28, 1999.

6.   ELECTION TO PARTICIPATE

          (a) Initial Election. Each Employee who is eligible to participate in the Plan may become a participant (a "Participant") by making an election, prior to any Offering Date and in the accordance with procedures established by the Committee, authorizing specified regular payroll deductions over the next succeeding Purchase Period (an "Election Form"). Each election will be expressed as a percentage of the Employee's Compensation (as defined below), which may not exceed 10 percent of the Employee's Compensation for any payroll period or be less than 1 percent of the Employee's Compensation for any payroll period (or such other maximum and minimum percentages as the Committee may determine). A Participant's "Compensation" is his total cash compensation from the Company and its affiliates. Payroll deductions for a Participant will be made regularly and in equal amounts during the Purchase Period by the Company, and will be credited to a bookkeeping account established by the Company in the name of the Participant (the "Cash Account"). No interest will be paid on or credited to Cash Accounts.


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          (b)  Changes in Rate of Payroll Deduction.  A participant may discontinue making payroll deductions in accordance with Section 6(c), but may not otherwise increase or decrease the amount of payroll deductions elected for a Purchase Period.

          (c) Discontinuance of Contributions. At any time during a Purchase Period, a Participant may discontinue participation in the Plan for the current Purchase Period by providing notice in accordance with procedures established by the Committee. Upon such discontinuance, at the Participant's election, the balance of his Cash Account will be (i) returned to the Participant as soon as practicable, or (ii) held in the Cash Account until the end of the Purchase Period and applied to purchase Stock in accordance with
Section 10. A Participant who discontinues payroll deductions may recommence his participation in the Plan as of the Offering Date for any other succeeding Purchase Period, provided he otherwise is eligible to participate and timely files a new Election Form with the Committee.

7.   RIGHTS TO PURCHASE STOCK

          For each Purchase Period, each Participant will have the right to purchase that number of shares of Stock determined by dividing (i) $25,000 by
(ii) the Fair Market Value of one share of Stock (as defined in Section 9(b)) on the Offering Date for the Purchase Period; provided, however, that no Participant will have the right to purchase Stock in excess of the annual limit in Section 8. If the number of shares of the Stock available for purchase under the Plan is insufficient to grant to each Participant the right to purchase the full number of shares to which he otherwise would be entitled, then each Participant will have the right to purchase that number of available shares of Stock that is equal to the total number of available shares of Stock multiplied by a fraction, the numerator of which is the amount of Compensation credited to the Participant's Cash Account for the Purchase Period, and the denominator of which is the total amount of Compensation credited to the Cash Accounts of all Participants for the Purchase Period.

8.   ANNUAL LIMIT

          No right to purchase shares of Stock under the Plan will be granted to an Employee if such right, when combined with all other rights and options granted under all of the Code Section 423 employee stock purchase plans of the Company, its Subsidiaries or any parent corporation (within the meaning of Code Section 424(e)), would permit the Employee to purchase shares of Stock with a Fair Market Value (determined at the time the right or option is granted) in excess of $25,000 for each calendar year in which the right or option is outstanding at any time, determined in accordance with Code Section 423(b)(8).

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9.   PURCHASE PRICE

          (a) Price. The purchase price of each share of Stock will be the lesser of (i) 85 percent of the Fair Market Value of the Stock on the Offering Date, or (ii) 85 percent of the Fair Market Value of the Stock on the Termination Date.

          (b) Fair Market Value. The Fair Market Value of the Stock, as of any date, will be equal to the closing price of the Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), for such date as reported in The Wall Street Journal. If no transaction is reported for a particular date, Fair Market Value will be the closing price on the closest preceding date for which any transaction is reported. If the Stock is not traded on NASDAQ, Fair Market Value will be determined using the method established by the Committee.

10.  PURCHASE OF STOCK

          As of each Termination Date, the Committee will purchase from the Company, for each Participant having funds in his Cash Account, the number of whole and fractional shares of Stock that is the lesser of (i) the maximum number of shares for which the Participant has been granted a right to purchase for the Purchase Period; or (ii) the number of whole shares of Stock determined by dividing the amount in his Cash Account by the purchase price determined under Section 9(a).

11.  STOCK ACCOUNTS

          (a) Establishment of Accounts. As soon as practicable after each Termination Date, the Company will deliver to a custodian selected by the Committee (the "Custodian") a certificate or certificates representing the total number of shares purchased by all Participants in the Purchase Period. The Custodian will maintain a separate "Stock Account" for each Participant, which will be credited with the number of shares of Stock purchased by the Participant under the Plan.

          (b) Withdrawals from Stock Accounts. A Participant may at any time withdraw any shares of Stock credited to his Stock Account. As soon as practicable after such request by a Participant, the Committee shall cause a certificate representing such Shares to be delivered to the Participant.

          (c) Rights as Shareholders. A Participant will have all of the rights of a shareholder of the Company with respect to all of the shares of Stock credited to his Stock Account, including the right to vote and receive dividends on such Shares.


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12.  TERMINATION OF EMPLOYMENT

          (a) Termination Other Than Due to Death, Disability, or Retirement. If a Participant terminates employment with the Company and its Subsidiaries during a Purchase Period for any reason other than death, disability, or retirement, then the Participant's participation in the Plan will immediately terminate and the balance of the Participant's Cash Account will be returned to the Participant. For purposes of the Plan, a Participant who is on an approved leave of absence shall not be considered to have terminated employment until the 91st day of such leave of absence or such longer period as the Participant's right to re-employment is guaranteed by law or contract.

          (b) Termination Due to Death. If a Participant terminates employment with the Company and its Subsidiaries during a Purchase Period due to death, then, at the election of the Participant's beneficiary, the balance of the Participant's Cash Account shall be (i) delivered to the beneficiary or
(ii) held in the Cash Account until the end of the Purchase Period and applied to purchase Stock in accordance with Section 10.

          (c) Termination due to Disability or Retirement. If a Participant terminates employment with the Company and its Subsidiaries due to retirement or disability no more than 3 months before the Termination Date for a Purchase Period, then, at the Participant's election, the balance of the Participant's Cash Account shall be (i) returned to the Participant, or (ii) held in the Cash Account until the end of the Purchase Period and applied to purchase Stock in accordance with Section 10. If a Participant terminates employment more than 3 months before the Termination Date for a Purchase Period, then the Participant's participation in the Plan will immediately terminate and the balance of the Participant's Cash Account will be returned to the Participant.

13.  DESIGNATION OF BENEFICIARY

          In accordance with procedures established by the Committee, and Participant may designate one or more beneficiaries to receive benefits in the event of the Participant's death. If a Participant fails to properly designate a beneficiary, the Participant's estate will be considered the Participant's beneficiary for purposes of the Plan.

14.  COMPLIANCE WITH SECURITIES LAWS

          All shares of Stock issued under the Plan will be subject to such restrictions as the Committee may deem advisable under any applicable federal or state securities laws, and the Committee may cause a legend or legends making reference to such restrictions to be placed on the certificates representing such shares.

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15.  RIGHTS NOT TRANSFERABLE

          Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution and are exercisable during his lifetime only by him.

16.  ADJUSTMENT IN CASE OF CHANGES AFFECTING THE COMPANY'S STOCK

          In the event of a subdivision or consolidation of outstanding shares of Stock, or the payment of a stock dividend thereon, or in the event of any "corporate transaction" as defined in Treasury Regulations Section 1.425-1(a)(1)(ii)(now relating to Code Section 424), the number of shares reserved or authorized to be reserved under the Plan and the number and price of such shares subject to purchase pursuant to rights outstanding hereunder, and the number of shares credited to Participants' Stock Accounts, will be adjusted in such manner as may be deemed necessary or equitable by the Board to give proper effect to such event, subject to the limitations of Code
Section 424.

17.  FOREIGN EMPLOYEES

The Committee may provide for such special terms for Participants who are foreign nationals, or who are employed by the Company or a Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements, or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company, or which would cause the Plan to fail to meet the requirements of Section 423 of the Code.

18.  AMENDMENT OF THE PLAN

          The Board may amend the Plan in any respect; provided, however, that, any amendment (i) increasing the number of shares of Stock reserved under the Plan (other than as provided in Section 16), or (ii) changing the designated class of employees eligible to participate in the Plan as provided in Section 4, must be approved, within 12 months of the adoption of such an amendment, by the holders of a majority of the voting power of the outstanding shares of Stock.

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19.  TERMINATION OF THE PLAN

          The Plan and all rights of Employees hereunder will terminate:

           (i) as of the Termination Date on which Participants purchase a number of shares of Stock that substantially exhausts the number of shares available for issuance under the Plan, to such an extent that the Committee determines that no subsequent offerings are practicable; or

          (ii) at any time upon action of the Board; provided, however, that if the Plan is terminated during any Purchase Period, any amounts in a Participant's Cash Account will be returned to the Participant.

20.  EFFECTIVE DATE OF PLAN

          The Plan will become effective as of the date the Plan is adopted by the Board; provided, however, that if the Plan is not approved by the holders of a majority of the voting power of the outstanding shares of Stock within 12 months from the date the Plan is adopted by the Board, the Plan will be terminated and all amounts in Participants' Cash Accounts returned to them.

21.  GOVERNMENT AND OTHER REGULATIONS

          The Plan, and the grant and exercise of the rights to purchase shares of the Stock hereunder, and the Company's obligation to sell and deliver shares of Stock, will be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

22.  INDEMNIFICATION OF COMMITTEE

          In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee will be indemnified by the Company against reasonable expenses (including, without limitation, attorneys' fees) actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it will be adjudged in such action,

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suit or proceeding that such Committee member did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.


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